EXHIBIT 10.3

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (the “Amendment”) is made and entered into effective as of January 1, 2009, by and between The Neiman Marcus Group, Inc., a Delaware corporation (“NMG”), Neiman Marcus, Inc., a Delaware corporation (formerly known as Newton Acquisition, Inc.) (“Parent”) and Burton M. Tansky (the “Executive”).

W I T N E S S E T H:

WHEREAS, NMG, Parent, the Executive and Newton Acquisition Merger Sub, Inc., a Delaware corporation (“Merger Sub”) entered into an Employment Agreement effective as of October 6, 2005 (the “Employment Agreement”); and

WHEREAS, Merger Sub merged with and into NMG on or about October 6, 2005, and as a result of such merger the separate existence of Merger Sub thereafter ceased and NMG continued as the surviving corporation; and

WHEREAS, NMG, Parent and the Executive previously amended the Employment Agreement to revise the term of the Employment Agreement effective December 21, 2007; and

WHEREAS, NMG, Parent and the Executive now desire to amend the Employment Agreement for compliance with Internal Revenue Code Section 409A and the Treasury Regulations thereunder, and to make certain other changes;

NOW, THEREFORE, in consideration of the premises, the parties do hereby agree as follows:

1.                                       Paragraph 1(d) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(d)                                 “Change of Control” shall have the meaning set forth in the Stockholders’ Agreement.  For purposes of clarification, the closing of the transactions contemplated by the Merger Agreement will not constitute a “Change of Control” for any purpose under this Agreement.

2.                                       Paragraph 1(e) of the Employment Agreement is hereby deleted in its entirety, with such paragraph reserved for future use.

3.                                       Paragraph 1(k) of the Employment Agreement is hereby amended by the addition of the following sentence:

In addition to the foregoing, if the Executive experiences a “separation from service” (as determined in accordance with Treasury Regulation Section 1.409A-1(h)) prior to his termination of employment as a result of action taken by NMG without the consent of the Executive, the separation from service shall constitute “Good Reason” hereunder; provided that the Executive delivers a Notice of Termination to NMG within 10 days following such separation from service.

4.                                       Paragraph 1(n) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(n)                                 “Management Equity Incentive Plan” means the Neiman Marcus, Inc. Management Equity Incentive Plan (formerly known as the Newton Acquisition, Inc. Management Equity Incentive Plan), adopted November 29, 2005.

5.                                       Paragraph 2 of the Employment Agreement is hereby amended and restated in its entirety as follows:

2.                                       Employment; Prior Agreements.  NMG agrees to continue to employ the Executive, and the Executive agrees to continue to be employed, for the period set forth in Paragraph 3, in the position and with the duties and responsibilities set forth in Paragraph 4, and upon the other terms and conditions set out in this Agreement.  The employment agreement entered into between the Executive and NMG, dated August 3, 2003, is hereby terminated and replaced in its entirety by this Agreement without further right or obligation thereunder on the part of either party thereto (other than to pay or provide the Executive any unpaid compensation thereunder).

6.                                       Paragraph 5(c)(ii) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(ii)                                  Upon the occurrence of the earlier of a Change of Control or an Initial Public Offering, the Executive will be paid a cash bonus equal to $3,080,911, provided that no such bonus will be paid unless (A) the Executive remains employed with NMG through the earlier of (x) the date of the Change of Control, (y) the Initial Public Offering or (z) the fourth anniversary of the Effective Date, and (B) the internal rate of return to the Majority Stockholder (as defined in the Stockholders’ Agreement) in respect of their direct and indirect investment in Parent is positive.  The Majority Stockholder’s internal rate of return shall be calculated in the case of an Initial Public Offering as if the Majority Stockholder sold all of its direct and indirect equity interests in Parent at a per share price equal to the Initial Public Offering price or, in the case of a Change of Control, based on the value of its equity interests implied by the transaction giving rise to the Change of Control, and in each case, taking into account all investments made directly or indirectly in Parent, all management and transaction fees paid by Parent or its subsidiaries to the Majority Stockholder and all expenses incurred by the Majority Stockholder in connection with the investment.  If the Executive’s employment hereunder terminates for other than Cause prior to the bonus payment becoming due as described above and, subsequent to such termination, a Change of Control or Initial Public Offering occurs in which the Majority Stockholder recognizes a positive internal rate of return determined in accordance with the foregoing provisions, the Executive will be entitled to a payment equal to the product of $3,080,911 and the percentage determined as follows:  (1) if the termination of employment is pursuant to Paragraph 6(a) or 6(b), 100%; (2) if the termination of employment is by the Executive pursuant to Paragraph 6(e), 25% multiplied by the number of full years (and not fractions thereof) from the Effective Date to the Employment Termination Date; and (3) if the termination is by the Executive pursuant to Paragraph 6(d) or by NMG pursuant to Paragraph 6(e), the sum (not to exceed 100%) of 25% multiplied by the number of full years and fractions thereof from the Effective Date to the Employment Termination Date and 25%.

7.                                       Paragraph 5(c)(iii) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(iii)                               If, during the Employment Term and prior to any Change of Control or Initial Public Offering, Parent declares and pays an extraordinary dividend, the Parent shall pay Executive a cash bonus equal to the amount that he would receive if he owned all the shares initially underlying the Newco Options (as defined in that certain letter agreement, dated October 4, 2005, by and among NMG, Parent and Executive, the “Letter Agreement”), whether or not Executive has exercised any of the Newco Options; provided, however, that the Newco Options which have expired pursuant to the terms of the Option Grant Agreement (as defined in the Letter Agreement) shall not be taken into consideration for purposes of this Paragraph 5(c)(iii).  Such bonus payment shall be made no later than 2 ½ months after the end of the taxable year in which the extraordinary dividend is declared.

8.                                       Paragraph 5(c)(iv) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(iv)                              SERP Enhancement.  At the time of the Executive’s termination of employment with NMG and all of its Affiliates, the Executive’s years of service for purposes of calculating his benefit under The Neiman Marcus Group, Inc. Supplemental Executive Retirement Plan (the “SERP”) shall be determined by multiplying his actual service for purposes of the SERP by 2, subject to the 25-year maximum set forth in the SERP, and by then providing the Executive with an additional credit for each year of service by the Executive to NMG following his attainment of age sixty-five (65) (disregarding the 25-year maximum set forth in the SERP).  During the Employment Term, the SERP shall not be terminated or amended in any way that adversely affects the Executive without the consent of the Executive.

9.                                       Paragraph 7(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(a)                                  Death.  If the Executive’s employment is terminated by reason of the Executive’s death, NMG shall pay to the Executive’s estate within 60 days of the Employment Termination Date (i) any unpaid portion of the Executive’s Base Salary through the Employment Termination Date and any bonus payable for the preceding fiscal year that has otherwise not already been paid, provided that the payment of any such bonus may not be delayed past the date the bonus is payable under the terms of any bonus plan (together, the “Compensation Payment”), (ii) any accrued but unused vacation days (the “Vacation Payment”), (iii) any reimbursement for business travel and other expenses to which the Executive is entitled (the “Reimbursement”), and (iv) 85% of the Base Salary in effect immediately prior to the Employment Termination Date, multiplied by a fraction, the numerator of which is the number of days during the fiscal year up to and including the Employment Termination Date and the denominator of which is 365 (the “Prorated Bonus”).  This Paragraph 7(a) does not limit the entitlement of the Executive’s estate or beneficiaries to any death or other vested benefits to which the Executive may be entitled under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by NMG for the Executive’s benefit, including any amounts Executive is entitled to pursuant to Paragraph 5(c).

10.                                 Paragraph 7(b) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(b)                                 Inability to Perform.  If the Executive’s employment is terminated by reason of the Executive’s Inability to Perform, NMG shall pay to the Executive within 60 days of the Employment Termination Date (i) the Compensation Payment, provided that the payment of the bonus portion of the Compensation Payment may not be delayed past the date the bonus is payable under the terms of any bonus plan, (ii) the Vacation Payment, (iii) the Reimbursement, and (iv) the Prorated Bonus.  This Paragraph 7(b) does not limit the entitlement of the Executive to any amounts payable pursuant to the terms of any applicable disability insurance plan, policy, or similar arrangement that is maintained by NMG for the Executive’s benefit.  This Paragraph 7(b) does not limit the entitlement of the Executive’s estate or beneficiaries to any death or other vested benefits to which the Executive may be entitled under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by NMG for the Executive’s benefit, including any amounts Executive is entitled to pursuant to Paragraph 5(c).

11.                                 Paragraph 7(c) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(c)                                  Termination by the Executive Without Good Reason.  If the Executive’s employment is terminated by the Executive pursuant to and in compliance with Paragraph 6(e) (other than in connection with a Change of Control Resignation), NMG shall pay to the Executive within 60 days of the Employment Termination Date (i) the Compensation Payment, provided that the payment of the bonus portion of the Compensation Payment may not be delayed past the date the bonus is payable under the terms of any bonus plan, (ii) the Vacation Payment, and (iii) the Reimbursement.  This Paragraph 7(c) does not limit the entitlement of the Executive’s estate or beneficiaries to any death or other vested benefits to which the Executive may be entitled under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by NMG for the Executive’s benefit, including any amounts Executive is entitled to pursuant to Paragraph 5(c).

12.                                 Paragraph 7(d) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(d)                                 Termination for Cause.  If the Executive’s employment is terminated by NMG for Cause, NMG shall pay to the Executive within 60 days of the Employment Termination Date (i) the Compensation Payment, provided that the payment of the bonus portion of the Compensation Payment may not be delayed past the date the bonus is payable under the terms of any bonus plan, (ii) the Vacation Payment, and (iii) the Reimbursement.  This Paragraph 7(d) does not limit the entitlement of the Executive’s estate or beneficiaries to any death or other vested benefits to which the Executive may be entitled under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by NMG for the Executive’s benefit, including any amounts Executive is entitled to pursuant to Paragraph 5(c).

13.                                 Paragraph 7(e) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(e)                                  Termination without Cause or with Good Reason; Change of Control Resignation.

(i)                                     If (x) the Executive’s employment is terminated by NMG for any reason other than death, Inability to Perform, or

Cause, or is terminated by the Executive for Good Reason or (y) the Executive’s employment terminates by reason of a Change of Control Resignation, NMG shall pay to the Executive (1) the Compensation Payment, provided that the payment of the bonus portion of the Compensation Payment may not be delayed past the date the bonus is payable under the terms of any bonus plan, (2) the Vacation Payment, and (3) the Reimbursement.

(ii)                                  In addition, subject to the occurrence of the conditions in subparagraph (i) above, if the Executive executes a mutual release and waiver of claims against NMG in the form attached as Exhibit B within 45 days of the Employment Termination Date and does not revoke such release and waiver within any revocation period, then NMG shall pay the Executive a lump-sum payment equal to:  the Prorated Bonus, plus an amount equal to the monthly COBRA premium applicable to Executive at his Termination Date based upon the coverage in effect for Executive under NMG’s group medical plan immediately prior to his Termination Date multiplied by thirty-six (36), as a supplement for the cost of post-employment welfare benefits, plus (A) if such termination is not a Change of Control Resignation, three (3) times the sum of the Executive’s Base Salary and Target Bonus in effect on the Employment Termination Date, or (B) if such termination is a Change of Control Resignation, two (2) times the sum of the Executive’s Base Salary and Target Bonus in effect on the Employment Termination Date.

(iii)                               The payments provided under Paragraph 7(e)(i) shall be made within 60 days of the Employment Termination Date.  The payment provided under Paragraph 7(e)(ii) shall be made (x) in the event the Executive’s termination of employment constitutes a “separation from service” under Treasury Regulation Section 1.409A-1(h), on the 65th day following the Employment Termination Date, (y) in the event the Executive does not experience a separation from service until after his termination of employment, on the 65th day following such separation from service, or (z) in the event the Executive experiences a separation from service which constitutes Good Reason under Paragraph 1(k) prior to his termination of employment, on the 65th day following such separation from service.  Notwithstanding the foregoing, if the Executive experiences a separation from service which does not constitute Good Reason under Paragraph 1(k) prior to his termination of employment, then the payment due to the Executive under Paragraph 7(e)(ii) shall be forfeited.

(iv)                              Any provision of this Agreement to the contrary notwithstanding, the Executive shall be required to repay the amounts described in Paragraph 7(e)(ii) if:

(A)                              the Executive receives written notice from NMG that in the reasonable judgment of NMG, the Executive engaged or is engaging in any conduct that violates Paragraph 8 or engaged or is engaging in any of the Restricted Activities described in Paragraph 9, unless within 30 days of the date NMG so notifies the Executive in writing, the Executive provides information to NMG that NMG determines is sufficient to establish that the Executive did not engage in any conduct that violated Paragraph 8 or engage in any of the Restricted Activities described in Paragraph 9; or

(B)                                the Executive is arrested or indicted for any felony, other serious criminal offense, or any violation of federal or state securities laws, or has any civil enforcement action brought against him by any regulatory agency, for actions or omissions related to his employment with NMG or any of its Affiliates, or NMG reasonably believes that the Executive has committed any act or omission, either during his employment under this Agreement or, if related to such employment thereafter, that during his employment would have entitled NMG to terminate his employment for Cause under provisions (i), (ii), (iv), or (vi) of the definition of Cause and the Executive is found guilty or enters into a plea agreement, consent decree or similar arrangement with respect to any such criminal or civil proceedings, or if the Board makes a finding that the Executive has committed such an act or omission.  If any such criminal or civil proceedings do not result in a finding of guilt or the entry of a plea agreement or consent decree or similar arrangement, or if the Board makes a finding that the Executive has not committed such an act or omission, the Executive shall not be required to repay any amounts hereunder.

(v)                                 This Paragraph 7(e) does not limit the entitlement of the Executive’s estate or beneficiaries to any death or other vested benefits to which the Executive may be entitled under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by NMG for the Executive’s benefit, including any amounts Executive is entitled to pursuant to Paragraph 5(c).

14.                                 Paragraph 7(f) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(f)                                    Welfare Benefits.  If (x) the Executive’s employment with NMG or any Affiliate of NMG ends on account of a termination by NMG for any reason other than for death or Cause, a termination by the Executive for Good Reason, or the Executive’s employment terminates by reason of a Change of Control Resignation, and (y) the Executive’s termination of employment constitutes a “separation from service” under Treasury Regulation Section 1.409A-1(h), then the Executive shall be entitled to the following:

(i)                                     If immediately prior to the Employment Termination Date the Executive participates in group medical or dental coverage offered by NMG and the Executive is eligible for and elects continued coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any successor law, NMG will reimburse the Executive monthly during the period of COBRA continuation coverage for the total amount of the monthly COBRA premiums actually paid by Executive; and

(ii)                                  For a period of 3 years following the Employment Termination Date, NMG will provide the Executive and the Executive’s spouse and dependents life insurance coverage at the same benefit level as provided to Executive immediately prior to the Employment Termination Date and at the same cost to Executive as is generally provided to similarly situated active employees of NMG.

15.                                 Paragraph 7(g) of the Employment Agreement is hereby deleted in its entirety, with such paragraph reserved for future use.

16.                                 Paragraph 7(i) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(i)                                     Offset.  The Executive agrees that NMG may set off against, and he authorizes NMG to deduct from, any payments due to the Executive, or to his heirs, legal representatives, or successors, as a result of the termination of the Executive’s employment any specified amounts which the Board determines in good faith are due and owing to NMG by the Executive, whether arising under this Agreement or otherwise; provided, however, that no offset is allowed against payments to the Executive which are subject to Code Section 409A.

17.                                 Paragraph 7(j) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(j)                                     Mutual Release.  Following receipt of the Executive’s signed mutual release pursuant to this Agreement, NMG and Parent shall have ten (10) days from the date such release becomes irrevocable to execute the release and deliver a copy to the Executive.  If NMG or Parent fail to execute such release within the time frame established by the preceding sentence, the release shall be null and void and the Executive shall be entitled to receive any benefits under this Agreement as he would otherwise be entitled to receive had the mutual release been fully executed.

18.                                 Paragraph 12 of the Employment Agreement is hereby amended and restated in its entirety as follows:

12.                                 Assistance in Litigation.  After the Employment Term and for the life of the Executive, the Executive shall, upon reasonable notice, furnish such information and assistance to NMG or any of its Affiliates as may reasonably be requested by NMG in connection with any litigation in which NMG or any of its Affiliates is, or may become, a party.  NMG shall reimburse the Executive for all reasonable out-of-pocket expenses, including travel expenses, meals and lodging, incurred by the Executive in rendering such assistance, but shall have no obligation to compensate the Executive for his time in providing information and assistance in accordance with this Paragraph 12.  The Executive shall provide to NMG a receipt or voucher for any reimbursable expense within 60 days of the occurrence of such expense.  Any such reimbursement shall be made as soon as administratively possible, but in any event no later than 10 business days following receipt of such receipt or voucher.  Further, the amount of expenses eligible for reimbursement during the Executive’s taxable year shall not affect the expenses eligible for reimbursement in any other taxable year.

19.                                 Paragraph 16 of the Employment Agreement is hereby amended and restated in its entirety as follows:

16.                                 Excise Tax Provisions in Connection with a Change of Control.  If, after the Effective Date, there occurs a transaction that constitutes a “change of control” under Treasury Regulation Section 1.280G-1 and, immediately prior to the consummation of such change of control, NMG is an entity whose stock is readily tradable on an established securities market (or otherwise) such that the exemption for non-public companies is not available, the following provisions will apply:

(a)                                  In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by NMG, or any of its Affiliates, to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) which must be taken into account under Section 280G of the Code in determining the amount of any “parachute payment” (each a “Payment” and collectively the “Payments”) is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing provisions of this Paragraph 16(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount that could be paid to Executive without giving rise to any Excise Tax (the “Safe Harbor Amount”), then no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Payments, in the aggregate, are reduced to the Safe Harbor Amount.  The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the Payment provided under Paragraph 7(e)(ii), and, if needed, such additional Payments that are not subject to Code Section 409A.

(b)                                 All determinations required to be made under this Paragraph 16, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by NMG (the “Accounting Firm”) which shall provide detailed supporting calculations both to NMG and the Executive within ten business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by NMG.  All fees and expenses of the Accounting Firm shall be borne solely by NMG.  Any Gross-Up Payment, as determined pursuant to this Paragraph 16, shall be paid by NMG to the Executive (or to the appropriate taxing authority on the Executive’s behalf) when the applicable tax is due.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing.  Any determination by the Accounting Firm shall be binding upon NMG and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of)

the Executive will be lower than the amount actually due (“Underpayment”).  In the event that NMG exhausts its remedies pursuant to Paragraph 16(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by NMG to or for the benefit of the Executive within 10 business days after receipt of the Accounting Firm’s determination.  In no event shall the Gross-Up Payment or the Underpayment be made later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authority.

(c)                                  The Executive shall notify NMG in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by NMG of any Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise NMG of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to NMG (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If NMG notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give NMG any information reasonably requested by NMG relating to such claim, (ii) take such action in connection with contesting such claim as NMG shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by NMG, (iii) cooperate with NMG in good faith in order to effectively contest such claim and (iv) permit NMG to participate in any proceedings relating to such claim; provided, however, that NMG shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  The payment of costs and expenses shall be made within 10 business days after they are incurred and any receipts, if any, are submitted to NMG, but in any event no later than the end of the Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of the contest are remitted to the taxing authority, or where as a result of such contest no taxes are remitted, the end of the Executive’s taxable year following the Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.  Any Excise Taxes or income taxes imposed as a result of such representation and payment of costs and expenses shall be reimbursed to the Executive within 10 business days after they are incurred but in any event no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.  Without limitation on the foregoing provisions of this Paragraph 16(c), NMG shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as NMG shall determine; provided, further, that if NMG directs the Executive to pay such claim and sue for a refund, NMG shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if the Executive is required to extend the statute of limitations to enable NMG to contest such claim, the Executive may limit this extension solely to such contested amount.  Any Excise Taxes or income taxes imposed as a result of such advance shall be reimbursed to the Executive within 10 business days after they are incurred but in any event no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.  NMG’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)                                 If, after the receipt by the Executive of an amount paid or advanced by NMG pursuant to this Paragraph 16, the Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, the Executive shall (subject to NMG’s complying with the requirements of Paragraph 16) promptly pay to NMG the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by NMG pursuant to Paragraph 16, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and NMG does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

20.                                 Paragraph 22 of the Employment Agreement is hereby amended and restated in its entirety as follows:

22.                                 Costs of Proceedings.  NMG shall pay all costs and expenses of NMG and, at least monthly, all costs and expenses of the Executive (including legal fees) which are incurred during the Executive’s lifetime, in connection with any arbitration relating to the interpretation or enforcement of any provision of this Agreement, whether or not the Executive instituted the proceeding and whether or not the Executive prevails; provided that if the Executive instituted the proceeding and the arbitrator or other individual presiding over the proceeding affirmatively finds that the Executive instituted the proceeding in bad faith, the Executive shall reimburse NMG for all costs and expenses of the Executive previously paid by NMG pursuant to this Paragraph 22.  The Executive shall provide to NMG a receipt or voucher for any reimbursable expense within 60 days of the occurrence of such expense.  Any such payment or reimbursement shall be made within 10 business days following the receipt of such receipt or voucher.  Further, the amount of expenses eligible for payment or reimbursement during the Executive’s taxable year shall not affect the expenses eligible for payment or reimbursement in any other taxable year.

21.                                 Paragraph 23 of the Employment Agreement is hereby amended and restated in its entirety as follows:

23.                                 Section 409A Savings Clause.

(a)                                  Notwithstanding anything to the contrary contained herein, this Agreement is intended to satisfy the requirements of Code Section 409A.  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to satisfy the requirements of Code Section 409A.  Further, for purposes of Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.  Any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.  All references to “separation from service” contained in this Agreement shall mean “separation from service”

as determined in accordance with Treasury Regulation Section 1.409A-1(h).

(b)                                 Notwithstanding anything to the contrary contained herein, in the event that NMG receives advice of counsel selected by NMG and reasonably acceptable to the Executive, that payments under this Agreement are subject to Section 409A of the Code (or the Executive makes such determination and informs NMG of such determination), after consultation with the Executive and counsel, NMG may amend the Agreement to make such other changes it reasonably determines are required to comply with Section 409A of the Code in a manner that preserves the economics to the Executive to the extent reasonably practicable.  The Executive hereby stipulates that Cleary Gottlieb Steen and Hamilton LLP is acceptable counsel for purposes of this Paragraph 23(b).

(c)                                  Notwithstanding anything to the contrary contained herein, in the event the Executive is a “specified employee” (as defined below) and is entitled to receive a payment on separation from service that is subject to Code Section 409A, the payment may not be made earlier than six months following the date of the Executive’s separation from service if required by Code Section 409A and the regulations thereunder, in which case, the accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six-month period.  If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Code Section 409A shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.  A “specified employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Code Section 409A, as determined by the Board.  The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Board in accordance with the provisions of Code Sections 416(i) and 409A and the regulations issued thereunder.

22.                                 Paragraph 25 of the Employment Agreement is hereby amended and restated in its entirety as follows:

25.                                 Entire Agreement.  This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement.

23.                                 The Employment Agreement is hereby amended by the addition of the following as Paragraph 30:

30.                                 Section 162(m).  The parties hereto recognize that NMG is not currently subject to Section 162(m) of the Code but that it may become subject to said section during the term of this Agreement.  In such event, NMG retains the right to amend the provisions of this Agreement that impact, relate to or reference NMG’s annual bonus program if NMG determines that such an amendment would be necessary or appropriate to ensure that any performance-based compensation payable under a new bonus plan satisfies the requirements for exemption under Section 162(m) of the Code, provided, however, that any such amendment provides the Executive at least the same economic benefit under this Agreement as he had prior to the amendment.

24.                                 Section 2 of Exhibit B to the Employment Agreement is hereby amended and restated in its entirety as follows:

2.                                       Payment and Benefits.  Upon the effectiveness of the terms set forth herein, NMG shall provide the Employee with the payments and benefits set forth in Section 7 of the Employment Agreement between NMG and the Employee, dated as of                                (as amended from time to time, the “Employment Agreement”).

25.                                 The proviso in Section 4 of Exhibit B to the Employment Agreement is hereby amended and restated in its entirety as follows:

provided, however, that nothing herein shall release (i) any obligation of NMG under Sections 5(c), 7, 16 or 22 of the Employment Agreement, (ii) any obligation of Newton Acquisition, Inc. under Section 5(c) of the Employment Agreement and Section 10 of the Letter Agreement (as defined in the Employment Agreement) or (iii) any right of indemnification or to director and officer liability insurance coverage under any of the company’s organizational documents or at law under any plan or agreement and applicable to the Employee.

26.                                 The Executive and NMG acknowledge that this Amendment does not eliminate or reduce the obligations of either party under any portion of Paragraph 8 or Paragraph 9 of the Employment Agreement.  Moreover, with respect to Paragraph 8(b) of the Employment Agreement, NMG continues to acknowledge and agree that the Executive must have and continue to have throughout his employment the benefits and use of its and its Affiliates’ (as defined in the Employment Agreement) goodwill and Confidential Information (as defined in the Employment Agreement) in order to properly carry out his responsibilities.  NMG accordingly promises upon execution and delivery of this Amendment to provide the Executive immediate access to new and additional Confidential Information beyond the Confidential Information to which he previously has been provided access and to authorize him to engage in activities that will create new and additional Confidential Information not currently in existence.

27.                                 Except as otherwise specifically set forth herein, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, NMG and Parent have caused this Amendment to be executed on each entities behalf by its duly authorized officer, and the Executive has executed this Amendment, on this the 22nd day of December, 2008.

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ Marita O’Dea
Its:	Senior Vice President and
Chief Human Resource Officer

NEIMAN MARCUS, INC.

By:	/s/ Nelson A. Bangs
Its:	Senior Vice President and General Counsel

EXECUTIVE

/s/ Burton M. Tansky